Exhibit 99.1

TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue

Suite 2770

Dallas, Texas 75201

______

TRUSTEES: MAURICE MEYER III JOHN R. NORRIS III DAVID E. BARRY	Telephone (214) 969-5530	OFFICERS: TYLER GLOVER ROBERT J. PACKER

Texas Pacific Land Trust Announces Third Quarter 2017 Financial Results

DALLAS, TX (October 30, 2017) – Texas Pacific Land Trust (NYSE: TPL) today announced financial results for the third quarter of fiscal 2017, which ended September 30, 2017.

Results for third quarter 2017:

●	Net income of $26.4 million, or $3.36 per sub-share, for third quarter 2017, compared with $8.9 million, or $1.12 per sub-share, for third quarter 2016.

●	Revenues of $42.5 million for third quarter 2017, compared with $14.3 million for third quarter 2016.

●

Increases of 351.5% in easements and sundry income, 248.4% in water sales and royalty revenue, and 150.9% in oil and gas royalty revenue (59.7% excluding the announced Chevron settlement) for third quarter 2017, compared with third quarter 2016.

Results for nine months ended September 30, 2017:

●	Net income of $58.0 million, or $7.37 per sub-share, for the first nine months of 2017, compared with $26.3 million, or $3.28 per sub-share, for the first nine months of 2016.

●	Revenues of $94.1 million for the first nine months of 2017, compared with $42.4 million for the first nine months of 2016.

●

Increases of 230.0% in water sales and royalty revenue, 96.7% in easements and sundry income, and 116.4% in oil and gas royalty revenue (79.5% excluding the announced Chevron settlement) for the first nine months of 2017, compared with the first nine months of 2016.

Further Details for third quarter 2017:

Easements and sundry income was $13,221,548 for the third quarter of 2017, an increase of 351.5% compared with the third quarter of 2016 when easements and sundry income was $2,928,095. This increase resulted primarily from increases in pipeline easement income and, to a lesser extent, sundry lease rental income, temporary permit income, and material sales (caliche). Pipeline easement income increased 235.9% to $14,490,663 (before deferral of term easements) for the third quarter of 2017 compared to the third quarter of 2016.

Oil and gas royalty revenue was $21,212,568 for the third quarter of 2017 (including $7,710,543 for the Chevron settlement), compared with $8,454,876 for the third quarter of 2016, an increase of 150.9% (59.7% excluding the Chevron settlement). Crude oil and gas production subject to the Trust’s royalty interests increased 55.3% and 58.2%, respectively (excluding the Chevron settlement), in the third quarter of 2017 compared to the third quarter of 2016.

Water sales and royalty revenue was $7,917,581 for the third quarter of 2017, an increase of 248.4% compared with the third quarter of 2016 when water sales and royalty revenue was $2,272,653.

Further Details for nine months ended September 30, 2017:

Easements and sundry income was $28,587,706 for the first nine months of 2017, an increase of 96.7% compared with the first nine months of 2016 when easements and sundry income was $14,535,517. This increase resulted primarily from increases in pipeline easement income, temporary permit income, and material sales (caliche). Pipeline easement income increased 142.1% to $33,441,720 (before deferral of term easements) for the first nine months of 2017 compared to the first nine months of 2016.

Oil and gas royalty revenue was $45,288,306 for the first nine months of 2017 (including $7,710,543 for the Chevron settlement), compared with $20,932,329 for the first nine months of 2016, an increase of 116.4% (79.5% excluding the Chevron settlement). Crude oil and gas production subject to the Trust’s royalty interests increased 39.0% and 52.7%, respectively, in the first nine months of 2017 compared with the first nine months of 2016. In addition, the prices received for crude oil and gas production increased 26.1% and 25.3%, respectively, in the first nine months of 2017 compared to the first nine months of 2016. The changes in production and price for the first nine months ended 2017 compared to the first nine months ended 2016 exclude the effect of the Chevron settlement.

Water sales and royalty revenue was $19,583,897 for the first nine months of 2017, an increase of 230.0% compared with the first nine months of 2016 when water sales and royalty revenue was $5,935,174.

Texas Pacific Land Trust is not a REIT.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust's future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competitions, management's intent, beliefs or current expectations with respect to the Trust's future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.

TEXAS PACIFIC LAND TRUST

REPORT OF OPERATIONS - UNAUDITED

	Three Months Ended

	September 30, 2017	September 30, 2016

Oil and gas royalties	$21,212,568	$8,454,876

Easements and sundry income*	13,221,548	2,928,095

Water sales and royalties	7,917,581	2,272,653

Land sales	--	485,505

Other income	144,830	132,123

Total income	$42,496,527	$14,273,252

Provision for income tax	$12,686,727	$4,170,264

Net income	$26,404,712	$8,929,412

Net income per sub-share	$3.36	$1.12

Average sub-shares outstanding during period	7,851,916	7,984,936

	Nine Months Ended

	September 30, 2017	September 30, 2016

Oil and gas royalties	$45,288,306	$20,932,329

Easements and sundry income*	28,587,706	14,535,517

Water sales and royalties	19,583,897	5,935,174

Land sales	220,400	571,505

Other income	412,599	392,941

Total income	$94,092,908	$42,367,466

Provision for income tax	$27,944,860	$12,672,980

Net income	$58,001,587	$26,332,580

Net income per sub-share	$7.37	$3.28

Average sub-shares outstanding during period	7,872,554	8,025,222

* The Trust deferred $10,292,827 of easement income for the third quarter of 2017 and $3,240,403 of easement income for the third quarter of 2016. For the nine months ending September 30, 2017 and September 30, 2016, the Trust deferred easement income of $23,036,260 and $5,726,314, respectively.